Exhibit 5.1

November 20, 2012

Macy’s, Inc.

Macy’s Retail Holdings, Inc.

7 West Seventh Street

Cincinnati, Ohio 45202

Re:	$750,000,000 Aggregate Principal Amount of

2.875% Senior Notes due 2023 and $250,000,000

Aggregate Principal Amount of 4.30% Senior

Notes due 2043 of Macy’s Retail Holdings, Inc.

Ladies and Gentlemen:

We are acting as counsel for Macy’s Retail Holdings, Inc., a New York corporation (“Macy’s Holdings”), in connection with the issuance and sale of $750,000,000 in aggregate principal amount of 2.875% senior notes due 2023 of Macy’s Holdings (the “2023 Notes”) and $250,000,000 in aggregate principal amount of 4.30% senior notes due 2043 of Macy’s Holdings (the “2043 Notes,” and together with the 2023 Notes, the “Notes”), each of which are fully and unconditionally guaranteed (the “Guarantees”) by Macy’s, Inc., a Delaware corporation (“Macy’s”), pursuant to the Underwriting Agreement, dated as of November 14, 2012 (the “Underwriting Agreement”), entered into by and among Macy’s Holdings, Macy’s and Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, acting as representatives of the several underwriters named therein. The 2023 Notes are being issued under an indenture (the “Base Indenture”), by and among the Company, the Guarantor and The Bank of New York Mellon Trust Company, as trustee (the “Trustee”), as supplemented by the Third Supplemental Trust Indenture (together with the Base Indenture, the “2023 Notes Indenture”), by and among the Company, the Guarantor and the Trustee, and the 2043 Notes are being issued under the Base Indenture, as supplemented by the Fourth Supplemental Trust Indenture (together with the Base Indenture, the “2043 Notes Indenture”), by and among the Company, the Guarantor and the Trustee. The 2023 Notes Indenture and the 2043 Notes Indenture are collectively referred to herein as the “Indentures.”

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The 2023 Notes constitute valid and binding obligations of Macy’s Holdings.

2.	The 2043 Notes constitute valid and binding obligations of Macy’s Holdings.

3.	The Guarantees constitute valid and binding obligations of Macy’s.

Macy’s, Inc.

Macy’s Retail Holdings, Inc.

November 20, 2012

For purposes of the opinions expressed herein, we have assumed that (i) the Trustee has authorized, executed and delivered the Indentures, (ii) the Notes have been duly authenticated by the Trustee in accordance with the Indentures and (iii) the Indentures are the valid, binding and enforceable obligations of the Trustee.

The opinions expressed herein are limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations or judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and (ii) by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

The opinions expressed herein are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, in each case as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof and incorporated by reference into the Registration Statement on Form S-3, as amended (Reg. No. 333-163588) (the “Registration Statement”), filed by Macy’s and Macy’s Holdings to effect the registration of the Notes and the Guarantees under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day